Exhibit 99.1

NEWS RELEASE

APACHE ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER ALFONSO LEON,

APPOINTS INTERIM CHIEF FINANCIAL OFFICER

HOUSTON, Oct. 14, 2014 – Apache Corporation (NYSE, Nasdaq: APA) today announced that Alfonso Leon, executive vice president and chief financial officer, has resigned to pursue other opportunities. Leon’s departure is not related to any issues regarding financial disclosures, accounting or legal matters.

“We appreciate Alfonso’s contribution and wish him all the best in his future endeavors,” said G. Steven Farris, chairman, chief executive officer and president of Apache.

Executive Vice President P. Anthony Lannie will serve as interim chief financial officer as the company conducts a search for a new chief financial officer. Prior to joining Apache as general counsel in 2003, Lannie served as president of Kinder Morgan Power Company and president of Coral Energy Canada, a subsidiary of Shell Oil Company.

“As we have previously outlined, Apache is transforming into a leading North America-focused exploration and production company with an extensive resource base, strong production growth and a commitment to maximizing rate of return,” Farris said. “We are continuing to evaluate options for our international assets and LNG projects, including the potential separation of these assets through strategic transactions or the capital markets.”

About Apache

Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom and Australia. Apache posts announcements, operational updates, investor information and copies of all press releases on its website, www.apachecorp.com, and on its Media and Investor Center mobile application, which is available for free download from the Apple App Store and the Google Play Store.

Contacts

Media:	(713) 296-7276 Bill Mintz

Investors:	(281) 302-2286 Gary Clark
Castlen Kennedy

Website:	www.apachecorp.com

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